Exhibit 99.1

Lumos Networks Corp. Completes $425M Debt Refinancing

Enhances Liquidity for Continued Expansion of Dense Fiber Network

Reduces Interest Rate, Extends Debt Maturities and Increases Leverage Ratio

Bolsters Balance Sheet with $52 Million in Cash

WAYNESBORO, VA – April 30, 2013 – Lumos Networks Corp. (“Lumos Networks” or “the Company”) (Nasdaq: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced it has successfully refinanced its prior senior credit facility with a new $425 Million Credit Facility, consisting of a $100 million senior secured five-year term loan (“Term Loan A”), a $275 million senior secured six-year term loan (“Term Loan B”) and a $50 million senior secured five-year revolving Credit Facility (“Revolver”).  No borrowings are outstanding under the revolver.

Term Loan A and the Revolver are priced at LIBOR plus 3.00% and Term Loan B is priced at LIBOR plus 3.25%. This new facility replaces Lumos Networks’ existing Credit Facility dated September 8, 2011.  The current weighted, blended interest rate for Lumos Networks is expected to decrease from 3.8% to approximately 3.5%.

“The completion of our debt refinancing represents a key milestone in the continued transformation of Lumos Networks and helps to set the stage for the next phase of growth of our Strategic Data products over our expanding and dense regional fiber network,” said Tim Biltz, CEO of Lumos Networks.  “I am confident that this financing will enhance our capability to meet our customer’s demands for fiber-based bandwidth in our key target market segments of Enterprise and Carrier Data.”

Mr. Biltz continued, “Our new credit facility significantly enhances our financial flexibility.  We were able to lower our current blended interest rate and bring more than $50 million in cash onto our balance sheet.  Additionally, we were able to increase our leverage ratio and extend our principal debt repayments.”

The table below provides a summary of certain key terms of the current and prior financing arrangements. The summary is not intended to be comprehensive and is qualified by reference to the Credit Agreement filed as an exhibit to the Company’s Current Report on Form 8-K dated April 30, 2013.

	Prior Credit Facility		Current Credit Facility
Borrowed Amount
Term Loan A	$110m		$100m
Term Loan B	$200m		$275m
Revolver	$60m		$50m
Total	$370m		$425m

Current Weighted Avg. Interest Rate	~3.8%		~3.5%

Loan Maturity Date
Term Loan A	2017		2018
Term Loan B	2017		2019
Revolver	2016		2018

Maximum Leverage	Through 9/30/13	4.00:1.00	Through 12/31/13	4.75:1.00
	Thereafter	3.75:1.00	1/1/14-12/31/14	4.50:1.00
			1/1/15-12/31/15	4.25:1.00
			Thereafter	4.00:1.00

Minimum Interest Coverage Ratio	3.25:1.00		3.25:1.00

Amortization (Loan A&B)
2013	$7.5m		$1.375m
2014	$7.5m		$5.25m
2015	$13m		$7.75m
2016	$90m		$7.75m
2017	$189.5m		$12.75m
2018	N/A		$80.25m
2019	N/A		$259.875m

About Lumos Networks

Lumos Networks is a fiber-based service provider in the Mid-Atlantic region serving carrier, business and residential customers over a dense fiber network offering data, voice and IP services. With headquarters in Waynesboro, VA, Lumos Networks serves Virginia, West Virginia and portions of Pennsylvania, Kentucky, Ohio, and Maryland over a fiber network of approximately 5,800 long haul miles.   Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; our ability to achieve benefits from our separation from NTELOS Holdings Corp in 2011; our ability to offset expected revenue declines in legacy voice and access products related to the recent regulatory developments and carriers grooming their networks; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Contact:

Will Davis

Director of Investor Relations

Phone: (o) 540-946-6930; (c) 917-519-6994

Email: davisw@lumosnet.com